                               [LOGO] MAXIM GROUP


Private and Confidential

March 26, 2003

J.D. McGraw
Vice President
EnerTeck Chemical Corporation
c/o Allan F. Dow Assoc.
2100 W Loop South suite 1210
Houston, TX 77027

Dear J.D.:

We are pleased to propose that EnerTeck Chemical Corporation ("EnerTeck" or the "Company") retain Maxim Group LLC ("Maxim") as its exclusive investment banker, strategic advisor and financial advisor. The principal elements of the agreement ("Agreement") between Maxim and the Company are:

1. SERVICES TO BE RENDERED. The services that Maxim will render to the Company under the terms of this Agreement will include the following:

     a) Maxim will provide the following strategic advisory services ("Advisory Services"):

          i) advise EnerTeck with respect to its strategic planning process and business plans including an analysis of markets, products, positioning, financial models, organization and staffing, potential strategic alliances, capital requirements, valuation and funding. To prepare for this advisory function, Maxim will perform a due diligence review of EnerTeck;

          ii) work closely with EnerTeck's management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. This will also include assisting EnerTeck in completing a "gap analysis" i.e. helping EnerTeck determine key business and actions, including review of financing requirements and EnerTeck's capital structure, intended to help enhance shareholder value and EnerTeck's exposure to the investment community and;

          iii) review the Company's presentation and marketing materials and other materials used to present the Company to the investment community. Maxim will provide the following strategic advisory services ("Advisory Services"):

     b) Maxim will help EnerTeck develop and evaluate financing or capital raising alternatives including public and private issues of equity or debt, as appropriate from time to time ("Banking Services").


                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL

          i) Public Offerings: In the event of a public offering, Maxim will act as lead or co-underwriter. Maxim will work with the Company to manage the process of identifying, evaluating and selecting any other underwriters. Maxim will prepare a comprehensive letter of intent for the proposed transaction that will be provided to EnerTeck and will supplement the terms of this Agreement. If Maxim is not selected as the lead manager in a public offering, EnerTeck will use its best efforts to ensure that Maxim receives at least 50 % of the share allocation and 50% of the total underwriting fees.

          ii) Private Placements: Maxim will act as placement agent for any private placement. Maxim will prepare a comprehensive letter of intent for the proposed transaction that will be provided to EnerTeck and will supplement the terms of this Agreement.

     c) Maxim will provide EnerTeck with merger and acquisition services (the "M&A Services"). Maxim will assist the Company in determining acquisition or strategic partnering strategies and tactics from time to time as appropriate. Maxim will advise and assist EnerTeck in identifying, evaluating, negotiating and structuring acquisitions, or strategic investments or partnerships which may be accomplished through a purchase or sale of all or a portion of the stock or assets, a merger or reverse merger, joint venture, licensing or marketing agreement or arrangement or other business combination or arrangement ("Transaction") with any entity ("Candidate"). A strategic investment will include any investment or exchange of cash, equity, warrants, assets or debt as part of a business relationship with a third party, or any investment made directly by a third party in the Company subject to a term sheet or agreement not marketed or syndicated beyond a specific investor. A separate letter shall be generated for each acquisition.

     d) If requested by EnerTeck, Maxim will communicate its willingness to provide an opinion of fairness (a "Fairness Opinion") of a particular Transaction to the Company, and if Maxim determines that it is able to provide such a Fairness Opinion, it will allow it to be used in connection with material filed or submitted to the Securities and Exchange Commission, or included in information mailed to shareholders of EnerTeck in connection with each transaction.

2.   COMPENSATION AND EXPENSES.

     a) As compensation for providing the Advisory Services hereunder, EnerTeck will pay Maxim a retainer of $50,000, payable upon execution of this Agreement and monthly fee of $6,000 at the beginning of each subsequent month.

     b) Upon execution of this Agreement, EnerTeck will grant Maxim a warrant ("Advisory Warrant") representing 25,000 shares of the company's common stock with an exercise price equal to the closing bid price on the date this agreement is executed by the Company. The Advisory Warrant will contain provisions for, among other things, change of control, registration rights and net issuance, and will expire five
          (5) years after the execution of this Agreement.


                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL

     c) Terms and fees for Banking Services performed under section 1(b) or provision of a Fairness Opinion under 1(d) will be separately proposed by Maxim with respect to each transaction when and if services are provided.

     d) For any Transaction completed by the Company with a Candidate EnerTeck shall pay Maxim a fee ("Success Fee") upon closing equal to the sum of: (1) $200,000 and (2) 21/2% of the aggregate transaction value. However, in the event the aggregate transaction value is equal to or less than $1,000,000 the Success Fee will be calculated by multiplying the Aggregate transaction value by 10%, however in no event shall this fee be lower than $50,000. In the event that the aggregate transaction value is between $1,000,000 and $2,000,000 the Success Fee shall be equal to the sum of: (1) $100,000 and (2) 21/2% of the aggregate transaction value. The aggregate transaction value shall include the sum of cash and the fair market value at the time of the closing of a transaction of equity securities; warrants; contingent payments; deferred payments; non-compete agreements; liabilities assumed, acquired, retired or defeased (other than normal working capital liabilities); the face value of any debt securities issued in such a Transaction; the fair market value of any licensing, marketing or other business agreements or arrangements; and any other valuable consideration issued in connection with a Transaction. Fees associated with transactions described in section 1(b) will be subject to negotiation between Maxim and the Company at the time a formal agreement is reached between the parties. In no event however, will these fees exceed 10% commission plus a 2% non-accountable expense allowance as well as warrants to purchase 10% of the securities raised in the transaction on the same terms as the securities offered in the transaction.

     e) The Company will reimburse Maxim in a timely manner for any out-of-pocket and legal expenses relating to activities under this Agreement. Pre-approval on expenses exceeding $1,000 shall be obtained by EnerTeck prior to expenditure.

     f) In no case will any fee obligations of the Company any other financial advisor or any other person in connection with this transaction reduce the fees owed by the Company to Maxim under Agreement.

     g) MAXIM and the Company agree to establish an escrow agreement as soon as practicable to govern the flow of all Transaction related fees.

3. FUTURE INVESTMENT BANKING ACTIVITIES. Upon the successful completion of any Banking Services or Transactions, for a period of two (2) years from the closing of such transaction, the Company grants Maxim the right of first refusal to act as managing underwriter or minimally as co-manager wit at least 50% of the economies; or, in the case of a three-handed deal 33% of the economies, for any and all future public and private equity offerings during such two year period of the Company, or any successor to any subsidiary of the Company.


                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL

4. TERM OF AGREEMENT. This Agreement shall continue in effect for a minimum of twelve months and thereafter until terminated by either the Company or Maxim (the "Term"). The Term will be automatically extended to one year upon successful completion of any Banking Services or Transactions as defined herein. Termination shall become effective thirty (30) days after the other party receives written notification. Any future obligation that could be reasonably expected to survive this Agreement will survive termination of this Agreement. Specific surviving conditions will include, but not limited to: (I) payment of the monthly retainer and expenses incurred through termination, (ii) grant and survival of the Advisory Warrant pursuant to 2(b), (iii) payment of Success Fees earned under section 2(d) during the Term and for Transactions considered during the Term and completed within 18 months of the termination of this agreement,
     (iv) Section 3, Future Investment Banking Activities and (v) Section 5, Indemnity.

5. INDEMNITY. The company agrees to indemnify and hold harmless Maxim, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed financing (whether or not consummated) (the "Indemnitees"), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in connection with investigating or defending against any such loss, claim, damage or liabilities or any action in respect thereof), related to or arising out of its activities hereunder. Notwithstanding the foregoing, the Company shall not be liable for indemnity under this Agreement in respect to any loss, claim, damage, liability or expense arising from Maxim's misconduct in performing the services described above. This provision shall survive any termination of Maxim's engagement as well as the consummation or abandonment of any Transaction, placement or offering. EnerTeck agrees that any and all decisions, actions and responsibility of EnerTeck's management, and that Maxim's engagement will in no way expose Maxim to any liability, including but not limited to, liability for any financing, operating, financial, merger, acquisition, managerial, or other results achieved by the Company, as well as the implementation of, or the results achieved by, strategies or business plans on which Maxim has provided review or advice.

6.   DISCLAIMERS.

     a) It is understood by Maxim and the Company that the Company's ability to raise capital will be affected by various factors at the time of the proposed offering, including but not limited to, stock market conditions, competitive positioning of EnerTeck's products, achieving business plan goals that have been mutually agreed upon by Maxim and the Company, short- and long-term business prospects, the plans and performance of the management team and the capital structure of the Company. In the event that Maxim does not deem itself able to act as manager for a proposed placement or offering, subject to Maxims sole reasonable discretion, it will advise the Company on an appropriate course of action

     b) In performing its M&A Services hereunder, Maxim may rely entirely on publicly available information and such other information as may be furnished to Maxim by the Company or a Candidate, and had not and does not assume any responsibility for


                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL
     independent verification of such information or independent appraisal or valuation of assets.

7. ENTIRE AGREEMENT AND GOVERNING LAW. This Agreement may be amended or modified expect in writing, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If the forgoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter along with a check for $50,000 representing the first month's retainer. We look forward to working with you and the team at EnerTeck.


                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL

Sincerely,

Anthony J. Sarkis
Managing Director

Maxim Group, LLC.

By: s/s                                       Date: 4/22/03
    --------------------------------------          ------------
            Anthony J. Sarkis
            Title: Managing Director


EnerTeck Chemical Corporation

By: s/s                                       Date: 4-30-03
    --------------------------------------          ------------
            J. D. McGraw
            Title: Vice President







                               Members NASD & SIPC
                     405 Lexington Ave. * New York, NY 10174
          * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 *
                                www.maximgrp.com
                  New York, NY * Long Island, NY * Chicago, IL